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                            Century Properties Fund XVIII

                                 Summary of Appraisals

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                                           (a)

                                   Oak Run Apartments
                                     Dallas, Texas

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                                 [KTR LETTERHEAD]


Ms. Leigh Watters                                               July 17, 1997
Insignia Financial Services
One Insignia Financial Plaza
P.O. box 1089
Greenville, South Carolina 29602

Reference:   Appraisal report of the Oak Run Apartments located at 5801
             Preston Oaks, Dallas, Dallas County, Texas

Dear Ms. Watters:

Pursuant to your request, we have completed an appraisal of the above referenced property. The purpose of the appraisal is to estimate the Market Value of the Fee Simple Interest of the subject property as of the date of inspection, July 15, 1997.

The subject property consists of a 14.0202 acre tract of land, improved with a 420 unit garden style apartment project. The improvements were constructed in 1979 and have been well maintained. The total net rentable area of the property is approximately 307,996 square feet, which calculates to an average unit size of 733 square feet. Additional improvements include a leasing/ management office, one swimming pool, laundry facilities, fitness center, access gates, concrete surface parking and walkways, and landscaping.

The scope of the assignment constitutes a Complete Appraisal and included an inspection of the subject and an analysis of the surrounding market. Primary emphasis was placed on the value derived in the Income Capitalization Approach with secondary support coming from the value derived within the Sales Comparison Approach. The analyses, opinions, assumptions, and conclusions were prepared by the undersigned and are contained within the attached Self-Contained Appraisal Report. Special attention must be given to the Appraisal Assumptions and Limiting Conditions section of this report which further identify the scope and use of this appraisal.

This appraisal has been prepared in conformance with and is subject to the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Standards Board of the Appraisal Foundation (as required by FIRREA, the Financial Institution Reform Recovery and Enforcement Act of 1989).


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                       [KTR LETTERHEAD]



Insignia Financial Services                                   July 17, 1997
Ms. Leigh Watters                                                    Page 2

Based upon the data, analyses and conclusions contained within this appraisal report, it is our opinion that the Market Value of the Fee Simple Interest in the subject property, subject to the basic assumptions and limiting conditions of this report, as of July 15, 1997, is:

              FIFTEEN MILLION ONE HUNDRED THOUSAND DOLLARS
                               ($15,100,000)

It has been a pleasure to be of service to you. Please do not hesitate to call with any questions you may have regarding our assumptions, observations or conclusion.

Sincerely,

KOEPPEL TENER REAL ESTATE SERVICES, INC.

     /s/ Steven J. Goldberg                           /s/ John M. Hayden
By: Steven J. Goldberg, MAI                       By: John M. Hayden
    Senior Vice President                             Senior Associate


                                      Dallas, Texas

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Oak Run Apartments                                                July 17, 1997
Dallas, Texas                                                            Page 1


                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS


PROPERTY NAME:                    The Oak Run Apartments

LOCATION OF PROPERTY:             5801 Preston Oaks, City of Dallas, Dallas
                                  County, Texas

PURPOSE OF THE APPRAISAL:         To estimate the Market Value of the subject
                                  property.

PROPERTY RIGHTS APPRAISED:        Unencumbered Fee Simple Estate

SITE DATA AND ZONING:             The parcel contains approximately 14.0202
                                  acres and is irregular in shape. The site is zoned "MF-1(A)" multifamily by the City of Dallas.

IMPROVEMENT DATA:                 The subject consists of 420 apartment units
                                  totaling 307,996 square feet of net rentable area. The structural improvements consist of 22, two and three story residential buildings and a management/leasing office. Exterior finish consists of painted wood siding and stucco veneer with pitched roofs. Additional amenities and site improvements include one swimming pool, concrete paved parking, concrete walkways, perimeter fencing and landscaping. The improvements were built in 1979.

HIGHEST AND BEST USE

AS VACANT:                        Multifamily residential development.

AS IMPROVED:                      Existing improvements.

TENANT DATA:                      The Oak Run Apartments cater primarily to
                                  adults and families employed in the
                                  surrounding area.  Leases are typically
                                  signed for six, nine, and 12-month terms. The subject was reportedly 97% occupied as of the date of appraisal.

DATE OF VALUE ESTIMATE:           July 15, 1997
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Oak Run Apartments                                                July 17, 1997
Dallas, Texas                                                            Page 2



               SUMMARY OF SALIENT FACTS AND CONCLUSIONS (CONTINUED)


VALUE CONCLUSIONS

The Cost Approach:                       N/A

The Income Capitalization Approach:      $15,100,000

The Sales Comparison Approach:           $15,250,000

FINAL ESTIMATE OF MARKET VALUE:          $15,100,000

INSURABLE VALUE ESTIMATE:                $15,300,000